Exhibit 23

INDEPENDENT AUDITOR’S CONSENT

To the Stockholders and Board of Directors

Vie Financial Group, Inc.

We hereby consent to incorporation by reference in the Registration Statement on Form S-8 of our report dated May 30, 2003, except for the ninth paragraph of Note 7, as to which the date is June 18, 2003, on the consolidated balance sheets of Vie Financial Group, Inc. and Subsidiaries (formerly The Ashton Technology Group, Inc. and Subsidiaries) as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ (deficiency) equity and comprehensive loss, and cash flows for each of the three years in the period ended March 31, 2003, which appears in the Company’s annual report on Form 10-K for the year ended March 31, 2003.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

July 1, 2003